Exhibit 10.30

SECOND AMENDMENT TO

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (the “Amendment”), dated August 29, 2008, is entered into by and between RF MONOLITHICS, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A. The Borrower and the Lender are parties to a Credit and Security Agreement dated as of August 29, 2007 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B. The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. (a) Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

(b) Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “Borrowing Base” to read as follows:

“Borrowing Base” means at any time the lesser of:

(a) The Maximum Line Amount; or

(b) Subject to change from time to time in the Lender’s commercially reasonable discretion, the sum of:

(i) The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts (provided that Accounts owned by Aleier, Inc. that are created after August 31, 2008 will not be considered Eligible Accounts) or (B) $11,000,000, plus

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(ii) The lesser of (A) (1) the product of the Borrower Finished Goods Advance Rate times Borrower’s finished goods Eligible Inventory, plus (2) the product of the Cirronet Finished Goods Advance Rate times Cirronet’s finished goods Eligible Inventory, plus (3) the product of the Borrower Raw Materials Advance Rate times Borrower’s raw materials Eligible Inventory, plus (4) the product of the Cirronet Raw Materials Advance Rate times Cirronet’s raw materials Eligible Inventory; (provided that Inventory owned by Aleier, Inc. will not be considered Eligible Inventory after August 31, 2008), or (B) $3,000,000, less

(iii) Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the L/C Amount, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender that is not described in Article II of this Agreement and any indebtedness owed by Borrower to Wells Fargo Merchant Services, L.L.C, less

(iv) a Borrowing Base reserve in the amount of (A) $100,000 for the month ending June 30, 2008, (B) $200,000 for the month ending July 31, 2008, (C) $300,000 for the month ending August 31, 2008, (D) $400,000 for the month ending September 30, 2008 and (E) $500,000 for the month ending October 31, 2008 and all periods thereafter.

(b) Section 1.1 of the Credit Agreement is amended by amending and restating subsection (i) of the definition of “Eligible Inventory” to read as follows:

(i) Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; not subject to a duly perfected first priority security interest in the Lender’s favor; not located on the Borrower’s premises in Texas and Georgia or on the premises owned by U-Freight America, Inc. located at 405B South Airport Blvd., South San Francisco, CA or on the premises owned by JIT Services, LLC located at 125 Electronics Blvd., Huntsville, Alabama (provided, that future locations will be considered, subject to a fully executed waiver, in form and substance reasonably acceptable to the Lender); covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;

2. Financial Covenants. Section 6.2 of the Credit Agreement shall be deleted in its entirety and restated as follows:

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6.2 Financial Covenants.

(a) Minimum Net Income. The Borrower will achieve for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “( )” are negative):

Period	Minimum Net Income
Fiscal Year Ending August 31, 2008	$(3,569,000)
September 1, 2008 through November 30, 2008	$(200,000)
September 1, 2008 through February 28, 2009	$(200,000)
September 1, 2008 through May 30, 2009	$75,000
Fiscal Year Ending August 31, 2009	$650,000

Provided that Net Income shall be calculated before all non-cash expenses related to the divesture of Aleier and Cirronet asset impairment write-offs for the calculation for the fiscal year ending August 31, 2008.

(b) Stop Loss, Quarterly Net Income. The Borrower will not, (i) during the fiscal quarter ending November 30, 2008, suffer a Net Loss in excess of $200,000, (ii) during the fiscal quarter ending February 28, 2009, suffer a Net Loss, (iii) during the fiscal quarter ending May 30, 2009, have a Net Income less than $275,000, and (iv) during the fiscal quarter ending August 31, 2009, have a Net Income less than $575,000.

(c) Minimum Debt Service Coverage Ratio. The Borrower will maintain, during each period described below, a Debt Service Coverage Ratio, determined as at the end of each month, of not less than the ratio set forth for each such period:

Period	Minimum Debt Service Coverage Ratio
September 1, 2008 through November 30, 2008	1.15 to 1.00
September 1, 2008 through February 28, 2009	1.25 to 1.00
September 1, 2008 through May 30, 2009	1.47 to 1.00
Fiscal Year Ending August 31, 2009	1.76 to 1.00

(d) Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than (i) $1,200,000 in the aggregate during the fiscal year ending August 31, 2008 and (ii) $300,000 in the aggregate during the fiscal year ending August 31, 2009.

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(e) Intentionally Omitted.

(f) New Covenants. On or before August 15, 2009, the Borrower and Lender shall in good faith negotiate and agree on new covenant levels for Section 6.2 for periods after such date.

3. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4. Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $25,000 in consideration of the Lender’s execution and delivery of this Amendment.

5. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 29, 2007, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 29, 2007, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(b) No Default or Event of Default shall have occurred and be continuing.

(c) Such other matters as the Lender may in its reasonable discretion require.

6. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

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(b) The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the certificate of incorporation or bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

8. No Other Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

9. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

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11. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

12. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE LOAN DOCUMENTS OR THE INDEBTEDNESS EVIDENCED BY THE LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		RF MONOLITHICS, INC.

By	/s/ Julie K. Johnston	By:	/s/ Harley E Barnes III
	Julie K. Johnston		Harley E Barnes III
	Its Vice President		Chief Financial Officer

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ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a guarantor of the indebtedness of RF Monolithics, Inc. (the “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), acting through its Wells Fargo Business Credit operating division, pursuant to the separate Guaranty of each Guarantor dated as of August 29, 2007, as the case may be (each, a “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 9 of the Amendment) and execution thereof; (iii) reaffirms all obligations to the Lender pursuant to the terms of the Guaranty; and (iv) acknowledges that the Lender and Borrower may amend, restate, extend, renew or otherwise modify the Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

ALEIER, INC.

By
Harley E Barnes III
Vice President

CIRRONET INC.

By
Harley E Barnes III
Vice President

SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT – Solo Page